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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    HELLAUER              JAMES                    C.
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   (Last)               (First)                 (Middle)

    1741 Thomas Road
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                                    (Street)

    Wayne                 PA                    19087
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


    THISTLE GROUP HOLDINGS, CO. "THTL"
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

    FEBRUARY 4, 2003
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]     Director                             [   ]   10% Owner
   [ ]     Officer (give title below)           [   ]   Other (specify below)

   ______________________________
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7.  Individual or Joint/Group Filings (Check Applicable line)

   [X]     Form filed by One Reporting Person
   [ ]     Form filed by More than One Reponding Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                            5.              6.
                                                             4.                             Amount of       Owner-
                                                             Securities Acquired (A) or     Securities      ship
                                     2A.        3.           Disposed of (D)                Beneficially    Form:     7.
                                     Deemed     Transaction  (Instr. 3, 4 and 5)            Owned           Direct    Nature of
                        2.           Execution  Code         ------------------------------ Following       (D) or    Indirect
1.                      Transaction  Date,      (Instr. 8)                   (A)            Reported        Indirect  Beneficial
Title of Security       Date         if any     ------------     Amount      or     Price   Transaction(s)  (I)       Ownership
(Instr. 3)              (mm/dd/yy)   (mm/dd/yy)  Code     V                  (D)            (Instr.3 and 4) Instr. 4) (Instr. 4)
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

COMMON STOCK              2/04/03                  P             14,300      A       $13.00     52,958         D
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                                                                                                 2,400         I       RSP Trust

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB
control number.                                                           (Over)
                                                                 SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             of              3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-           Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of      action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-  Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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====================================================================================================================================

Explanation of Responses:


                           POWER OF ATTORNEY
/S/ JOHN F. McGill, JR.    FOR JAMES C. HELLAUER             FEBRUARY 4, 2003
------------------------------------------------           ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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